EXHIBIT 99.1

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

SIMPLE TECH

SIMPLETECH Second Quarter 2004 Earnings Conference Call

08/05/04

Date of Transcription: August 5, 2004

Operator:	Good afternoon. My name is Bashanta and I will be your conference facilitator today. At this time, I would like to welcome everyone to the SimpleTech second quarter 2004 conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question-and-answer period. I you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Gellman, you may begin your conference.

Mitch Gellman:	Thanks Bashanta. Welcome everyone. Thank you for joining us today to review our second quarter results. With me today are Manouch Moshayedi, Chief Executive Officer and Chairman of the Board of SimpleTech, and Dan Moses, SimpleTech’s Chief Financial Officer and a Director of the Company.

If we missed the opportunity to meet with you during our recent New York/Boston road show, we will be in New York City next week on August 10, 11, and 12. We present August 12, Thursday, at the B. Riley & Co. New York Investor Conference. That conference is being held at the New York Hilton. Our presentation time is 2:30 pm Eastern time and Manouch will be available for one-on-ones during those days.

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

We will also present at the SG Cowen & Company’s 32nd Annual Fall Technology Conference in Boston and that is September 8 through 10. So as always, if you would like to meet with our management team the next time we visit your part of the country, please e-mail me, IR@SimpleTech.com, so that we can plan accordingly. We always appreciate the opportunity to introduce you to or update you on the SimpleTech story.

During today’s call, Dan Moses will recap SimpleTech’s performance for the second quarter of 2004. Dan will discuss strategies that we executed on during the second quarter, SimpleTech’s performance during the quarter, market conditions regarding both Flash, DRAM and our stacking memory products, the progress of our consumer and OEM Divisions, the environment business - wise, and of course SimpleTech’s look to the future. We will then open the call up for the Q&A portion of the call where Manouch and Dan can answer your questions.

During this call, we will make projections and forward-looking statements including, among other things, statements regarding the Company’s future financial performance, the Flash, DRAM and stacking memory markets, and the performance of new products. Investors are cautioned that these statements and predictions or actual results or events may differ materially. We refer you to our Company’s filings with the SEC, which contain and identify important risk factors that could cause the actual results to differ materially from those contained in our forward-looking statements.

The filings are available under the category, SEC Filings, in the investor relations section at our website which is SimpleTech.com. If you have not received today’s news release by way of our e-mail alert system, you can now access it at our website. Again click on the “investor relations” tab up at the

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

top and then news financial, today’s release of course, dated August 5, 2004. Now, it is my pleasure to turn the call over to SimpleTech’s Chief Financial Officer, Dan Moses.

Dan Moses:	Thank you Mitch. Hello everyone and welcome to our conference call this afternoon. The second quarter of 2004 was a quarter in which we took decisive action regarding the discontinuance of our Xiran Division and experienced a volatile Flash and DRAM pricing environment.

More importantly, we took several steps that we believe will increase profitability in the near-term. We expect that these steps, which include the Xiran discontinuance and the reduction of our general and administrative costs such as legal expenses, will result in a decrease in operating expenses of nearly $10 million per year.

We expect our OEM Division to continue to expand its high-capacity DRAM module business with our server customers. Our Flash memory engineering group is also expected to introduce several new proprietary products by year end. These products are aimed at the high-capacity Flash storage market. With chipmakers working to find viable channels to place their increased output, the supply of competitively priced Flash chips has dramatically improved.

Our Consumer Division armed with this competitively priced supply is now actively engaged with Flash customers to bolster our presence on retail shelves. Based on our significantly lower operating expenses, combined with significant opportunities for revenue growth for our stacked DRAM products through our server customers, and opportunities to expand our Flash product revenues through retail channels, we expect to begin to accelerate profitability in coming quarters.

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Now, we will walk through the financial analysis. We posted revenues of $56.5 million for the second quarter of 2004, down 15 percent from $66.3 million for the first quarter of 2004.

Revenues declined due primarily to an anticipated $5.3 million decrease in Flash product revenue and an unanticipated $3.9 million decrease in stacked and nonstacked DRAM product revenue. This decrease in Flash product revenue was expected based on our decision in the first quarter of 2004 to exit certain Flash channels. During the second quarter of 2004, we had anticipated growth of approximately $5 million in our stacked and nonstacked DRAM product revenue based on the strong DRAM component pricing environment that we experienced in the first four months of 2004. However, DRAM component prices sharply declined in May and June of 2004, which caused a shortfall in DRAM revenue during the quarter.

For the second quarter of 2004, Consumer Division revenues were $32.9 million, down 14% from $38.2 million for the first quarter of 2004, due primarily to component price declines and the exit of certain Flash channels. Our OEM Division revenues were $23.6 million, down 16% from $28.1 million for the first quarter of 2004. We exited the quarter with $11.1 million in backlog, which was a 63% from $6.8 million in backlog at the end of the first quarter.

Our Q2 2004 revenues by product line were as follows. Our nonstacked DRAM memory was $22.5 million or 40% of total revenues. Flash memory was $13.2 million or 23% of total revenues. Stacked DRAM memory was $17.2 million or 31% of total revenues, and personal storage devices and SRAM based products were $3.6 million or 6% of our total revenues. Our international sales comprised 21% of total revenues in both the first and second quarters of 2004.

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Our average sale price was relatively flat at $76 per unit in the second quarter of 2004 compared to $75 per unit in the first quarter of 2004. Average shipment density for our memory products was also relatively flat at 527 megabytes for the second quarter of 2004, which was up slightly from 521 megabytes in the first quarter of 2004. 745,000 total units were shipped in the second quarter of 2004 compared to 887,000 total units shipped in the first quarter of 2004.

Gross profit margin decreased from 17.4% in the first quarter of 2004 to 14.6% in the second quarter of 2004, due primarily to the impact of Flash and DRAM price declines during the second quarter of 2004.

As discussed earlier, we discontinued operations of our Xiran Division in June of 2004. The operating expense figures that I will now discuss are from continuing operations and do not include expenses related to the discontinued Xiran Division.

Research and development spending increased slightly from $843,000 in the first quarter of 2004 to $970,000 in the second quarter of 2004. Sales and marketing spending decreased from $5.1 million in the first quarter of 2004 to $4.1 million in the second quarter of 2004, due primarily to the elimination of certain unprofitable marketing programs and lower commissions based on lower revenue.

General and administrative spending decreased from $2.9 million in the first quarter of 2004 to $2.4 million in the second quarter of 2004, due primarily to the reduction in legal and litigation related expenses. Depreciation and amortization expenses were $872,000 during the second quarter of 2004, but are expected to decrease to approximately $750,000 in the third quarter as a

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

result of the write-off of the Xiran Division’s fixed assets. Interest and other income increased slightly from $199,000 for the first part of 2004 to $202,000 for the second quarter of 2004.

The company reported diluted earnings from continuing operations of 2 cents per share in the second quarter of 2004, compared to 3 cents per share in the first quarter of 2004. We expect our revenues for the third quarter of 2004 to increase and range from $60 million to $62 million. We expect diluted earnings per share for the quarter to range from 2 cents to 3 cents per share.

And finally the balance sheet analysis. Our cash and marketable securities balance increased from $67.4 million at March 31, 2004, to $77.8 million at June 30, 2004 due primarily to our reduction of our inventory level. AR days sales outstanding were 45 days. Our average days to sell inventory were 60 days in the second quarter of 2004 due mainly to the higher inventory level at the beginning of the quarter. Our average days to sell inventory is anticipated to improve significantly in the third quarter of 2004.

This concludes our prepared remarks. Now Manouch, Mitch and I would like to open the call up for questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Gary Mobley of B. Riley & Co.

(Gary Mobley):	Hi guys.

Manouch Moshayedi:	Hey Gary.

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

(Gary Mobley):	Gross margins. Were they abnormally depressed in the quarter because of inventory liquidation, or should we expect gross margins to stay down to this 15% level going forward?

Manouch Moshayedi:	We have made an announcement at the beginning of the first quarter this year that we’re expecting our gross margins to improve over the fourth quarter of last year by 2 to 4% during the 2004 year. We still believe that we can achieve those numbers by the fourth quarter of this year. This was just a one-off type quarter for us where we had higher priced Flash and DRAM products that we were selling at low margins. So we would expect the third quarter margins to get back up to the mid 17% range.

(Gary Mobley):	Just to be clear here, gross margins in Q4 of last year were 16.4%. So you would expect to close to 18% by Q4?

Manouch Moshayedi:	Yes. 18, 18.5%.

(Gary Mobley):	Dan, can go over the decline in the stacking business on a sequential basis again? You gave that number quickly, I missed it.

Dan Moses:	Sure. I don’t know if I broke out exactly the stacking business, but the decline in the OEM business was to $20.1 million in Q2 from $23.6 million in Q1. A large portion of that is the stacking business, probably 60 or 70%.

(Gary Mobley):	All right. Thank you.

Manouch Moshayedi:	Thanks

Dan Moses:	Thanks (Gary).

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Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Operator:	Your next question comes from Richard Todaro of Kennedy Capital.

(Richard Todaro):	Hi. I’m just going through the press release now, but I didn’t see - did you buy back any stock this last quarter?

Dan Moses:	No. We actually announced that the Board approved the stock buyback mid-June when we did our last earnings release updating guidance, and at that point in time we were in a blackout and our attorneys advised us that we could not buy back until after the blackout expired. So the first opportunity for us to potentially buy back would be next Tuesday.

(Richard Todaro):	Okay. In our prior discussions we have talked about being able to put up 10 cent quarters to consistently keep the stock in the $5.00 plus range. Now that you are cutting out the expenses from the division, when do you start to see the leverage and start to see the numbers that you have talked about before?

Dan Moses:	I don’t know that we’re ready to give guidance beyond the third quarter, but from our internal model based on the lower operating expenses that we now have and even with 17 to 18% margin which we expect that we should be able to consistently maintain, I think we need to get somewhere in the $85 million to $90 million a quarter range to be able to pull close to 10 cents down per quarter. So it is something we’re all working on and is an immediate goal for us, to try to get the revenue to that level.

(Richard Todaro):	So how do you do that with a Flash market being, the capacity coming on, pricing, guaranteeing pricing? It seems like such a tough market and a market that the ASPs are declining so fast and trying to price guarantee. How do you guys work this all out and consistently, in our conversations before, everyone in management said, hey, you know, we don’t have too many shares. We can produce a good earnings per share number consistently with these shares. And so that is why I am saying how does this all work together?

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Manouch Moshayedi:	The fact that the price of Flash has come down so much and the products have become so available in the market, it’s a very positive event for us, and it has allowed us to reenter some of the markets that we exited at the beginning of the first quarter of this year, and we are continuing to still get into those markets.

Also on the OEM front, we see because of the price of decline we have seen in Flash, we have seen new opportunities come up in that market. So combining both of those new opportunities, because of the Flash price declines that we have seen in the past six months, we think that it is definitely possible and a viable future for us to look two or three quarters down the road where we can hit $80 million, $90 million quarters.

(Richard Todaro):	I guess my confusion is, in our prior conversations you have said that we feel that we can put up those sort of numbers on a consistent basis, yet you are saying we really need to be 90 million in sales a quarter which is significantly higher than where you are at. So, there are conflicting data points there. So what gets you to 90 million consistently per quarter?

Dan Moses:	If you look at where we were, we were close to 70 million in Q1 2004, which is a seasonally slower period of the year. We feel we have made a lot of headway from bringing the revenue up from low $40 million in Q1 of 2003. We made a conscious decision to exit certain markets in Flash at the beginning of this year. The pricing, the absolute price of a Flash chip doesn’t matter as much to us. What matters more is how competitively we can buy the Flash chips compared to the market leaders.

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

And we feel that the dynamic has changed now from the beginning of the year until now. As a result of the extra supply that is out there, we feel and what we’re saying is that the playing field is much more level now as far as what we can buy Flash chip at versus some of the market leaders.

And so we’re now going back and taking back some of the revenue that we made a conscious decision to avoid because it was unprofitable for us at the beginning of the year. And so, I think we can gain back revenue that was foregone. Second, we’re making very good inroads in with our server customers continuing the revenue we have had historically and then also potentially getting into some new SKUs and new product lines as well with some of these customers.

So we’re optimistic that we can get there, and yes, we just came off of a $56 million quarter but we feel that, one it was a seasonally slow part of the year; and two, we gave away some business that was unprofitable that we now feel that we can go back into and make money at. So, we don’t think we are as far as it might sound looking at 55 to 90.

(Richard Todaro):	Okay, then the acquisition front, is there anything going on there? Are you guys still looking or is it — could you give us an update on that?

Manouch Moshayedi:	Again, same update as before. We are constantly looking at acquisition opportunities, however at our stock price today the valuations that are available for privately held companies or other publicly held companies are not where we want them to be in order to do any transactions. So we either have to see the private market owners, what they are thinking if their valuations come down, or our stock price has to go up for us to actually make a significant transaction on that front.

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

(Richard Todaro):	Okay. I think that’s all I had. Sorry, one last question. Is there one part of your business that you are in jeopardy of having to pay a royalty to another player in the industry that can affect your margins going forward or do I have that confused?

Manouch Moshayedi:	No, we have absolutely no business that we are paying anybody any royalties.

(Richard Todaro):	There is no changing in some of your customers on stack versus something else that you would maybe have to pay somebody else a royalty on?

Manouch Moshayedi:	No.

(Richard Todaro):	Okay. Thank you.

Operator:	Your next question comes from Eric Gomberg of Thomas Weisel.

(Ami):	It’s Ami, in for Eric. How are you doing?

Dan Moses:	Good, how are you doing Ami?

(Ami):	It’s always good to talk to you guys. Just a few questions. We are about five weeks into the third quarter and you are putting up some optimistic guidance and wanted to see if you guys are seeing any back-to-school happening yet or what is making you guys so optimistic about the third quarter?

Manouch Moshayedi:	Well, the third quarter usually starts really happening as of the 15th or 20th of August, however, we have already seen a very good month in the month of July. So we are pretty optimistic that third quarter is going to be a very good quarter for us.

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

(Ami):	Which side of the business was strong in July, if I may?

Manouch Moshayedi:	The stacking business is one of our stronger parts for this quarter.

(Ami):	Okay. In terms of stacking, are you guys seeing loosening of the year-end supply for parts, or is that still relatively tight?

Manouch Moshayedi:	That is a very tight market still. For stacking we use 64 by 4 and 128 by 4 parts and those parts are extremely tight in the market today.

(Ami):	Does that kind of limit the upside a little bit on that?

Manouch Moshayedi:	No, because we have forecasted this and if our vendors act based on their confirmation of our forecast, we should be able to get all the parts that we need.

(Ami):	Okay. And big picture-wise, moving out into the fourth quarter, you gave some pretty healthy gross margin guidance a year ago and you guys are sticking with that. That is great. I just wanted to know, what in your mind or what are the assumptions? What has to go right for that to happen?

Manouch Moshayedi:	It’s going to happen. I think we have already acted on most of the things that had to happen to get there. One of the things that has happened is that price of Flash has come down to a level and has becomes available for us to enter some of our markets that we have exited in the past or we are not participating in. We now think we can actually gain some market share and be able to be profitable in those markets. That by itself adds to our total gross profit margin.

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Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Plus, we’re making more and more inroads in the stacking type of products which is a good healthy margin and product line for us and total OEM is kicking in so we should be able to confidently get up to that 17, 18, 19% margin as we had forecasted at the beginning of this year.

(Ami):	If I may, just to drill down on one or two of those things, on the stacking side, can you tell me what the gross margin was in the second quarter for stacking?

Dan Moses:	We don’t segment out, not for the server. Total stacking for the second quarter was 13.2 percent.

(Ami):	Right. That has to pick up quite a bit to really drag your margins upward. And then on the other side, you know, what is the normalized margins on the business that you exited if I understood was in the consumer area of Flash and if you guys are reentering, doesn’t that — I was under the impression, correct me Manouch if I’m wrong here but I thought that was normalized gross margins there, about 10 to 12%?

Manouch Moshayedi:	It’s actually about 10 to 15% range and we are basically shooting towards the 15% range. On the stacking part, also we’re actually going to segment it out, probably as of next quarter where you will see a segment of the stacking where it is done for OEM customers and one that is done for a stacking now for server customers where it’s a lower margin type of a business. On the server business, we do about 15% and on the regular OEM business that we do on the stacking we do about 30% margins. So the more we can push on the OEM side of the business on stacking, it will be higher gross profit margin for us.

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Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

(Ami):	Great. And you mentioned also Flash pricing coming down. That is good to hear. Where are you seeing the price of the one gig right now and are you getting competitive bids from players other than Samsung these days?

Manouch Moshayedi:	Yes, right now $12 is the price of the one gig that we are getting quoted at. We think that is going to keep on going down to the probably 10 to 10.50 level by the end of this year. Today, the new players have come to the market, people like Micron and Infineon and ST Micro where the prices are very competitive with where Samsung is.

(Ami):	Are they able to beat Samsung’s prices? Are they able to get lower than that?

Manouch Moshayedi:	No one is lower than Samsung’s price because Samsung has the most amount of parts available and the rest of them have actually not even started full production yet. So prices that they quote today are basically irrelevant for us. However, we see a lot of Samsung parts available out there and Hynix parts available out there and especially in the Taiwan area, and the prices are about the $12 range.

(Ami):	One last question on reentering on the NAND side, so I’m understanding. Basically the way you are seeing the pricing right now and how it’s going for the rest of the year, you can enter and compete on the 512 megabyte card at below $90 today and then I guess moving towards $70 at Christmas. Is that suitable?

Manouch Moshayedi:	Actually right now, today, our retail customers are selling all 512 megabyte cards at 79.99, and we expect that to go down to the $60 level by Christmas timeframe.

(Ami):	Great. Perfect. Thank you very much.

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Manouch Moshayedi:	Thanks.

Operator:	Your next question comes from Jason Sam of Seidler.

Jason Sam:	Hey guys.

Manouch Moshayedi:	Good morning Jason.

Jason Sam:	A few quick questions. Manouch, how many Flash suppliers are using right now?

Manouch Moshayedi:	Today we are using three.

Jason Sam:	Can you say who they are?

Manouch Moshayedi:	Yes, Samsung, Rensas and ST Micro.

Jason Sam:	Okay and how is the supply relationship now that you have a little bit more leverage given the excess capacity? Are you just buying it on the spot market? Are you still buying it in negotiated contracts, how is it working?

Manouch Moshayedi:	No, we’re not buying on the spot market. However, when we buy through these vendors that we have had, we basically negotiate for every deal.

Jason Sam:	Okay. In terms of the next two quarters, in general, how are you seeing demand as far as the consumer applications? Are you guys seeing any changes in that area? And if there is a significant pick up in consumer demand, is there enough supply where you might not run into the same situation that you were in?

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Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Manouch Moshayedi:	Yes, absolutely we see enough supply out there where we will not be going back to that type of situation again. It looks like everyone has realized that Flash is a commodity, and most semiconductor companies are now getting into it. So, it’s going to be treated the same way as DRAM has been treated for the past fifteen years and I think we are going to be in some sort of an oversupply situation of Flash until the prices of Flash come below their costs.

Jason Sam:	So, given the fact that then supply is not an issue, you came back into the retail market. What is your Flash margin today, and a quarter from now? What is your normalized margin? Where do you want it to be? What would be if you look two quarters from now, where do you want your Flash margins to be?

Manouch Moshayedi:	Right. Again we are talking about two different markets that we are in Flash, one is a consumer market, the other one is OEM. On the consumer side of the business, we feel that 10 to 15% margin should be the normalized gross margin that we make on our Flash products. On the OEM side, it is 25% usually depending on what type of bells and whistles we have to add to the product that we sell. So, that is a normalized number from our point of view.

Jason Sam:	And on your high-capacity Flash products for the OEM market, any color on, are you bringing on new customers? Is there any kind of major volume upside to what you are doing that is visible to you right now or is it just sort of the same customer base that you have been serving?

Manouch Moshayedi:	No, no, no. For the new products we have come out with today, most of our new customers that are coming online are defense contractors, and as a result those are very high end type of Flash drives that we sell to them, and obviously significantly higher margins products also. These are all brand-new customers for us that we are now engaging.

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Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Jason Sam:	In the current Q3, are you currently in the retail channel now as far as Flash is concerned? I mean, given you exited it a few quarters ago, how many customers have you gotten back?

Manouch Moshayedi:	We have never let go of one customer which was Sam’s Club and the difference today between what we did, what we’re doing today with Sam’s Club versus what we did with them in the first and second quarter, now we are back on all their shelves with certain of our Flash products. Where at the beginning of the first quarter, we exited most of their outlets and went back down to 150 stores. Today we are back up to the 400 or 500 stores.

Jason Sam:	Okay. The outlook for, I mean in your projection, 60 million, 62 million, how many stores, how many retail outlets or how many retail customers do you think you have priced to your projection?

Manouch Moshayedi:	For this upside, actually we are not looking to add too many retail plans to get to that $60 million to $62 million. I think we can get at that number by just being where we are today with just Sam’s Club and having the fact that it is back-to-school time and Christmastime coming up. These are usually our best two quarters, third and fourth quarter, and we think that $60 million to $62 million is pretty much achievable just being where we are. If we add anymore retail customers and we are able to get into them by the fourth quarter, it would be a significant upside to what we’re doing today.

Jason Sam:	Okay. On the DRAM side, are you primarily buying DRAM on the spot market? Are you buying some on a contracted basis?

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Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Manouch Moshayedi:	Again, we don’t buy almost any DRAM on the spot market at all. Most of our DRAM comes directly from either Samsung, Micron, Infineon and ElPida.

Jason Sam:	So, on the contract side of the pricing, what does it look like now? The spot market continues to weaken and I think it is just drifting.

Manouch Moshayedi:	Right. Exactly. On the 32 by 8 front we’re at about the $4.50 range and for 16 x 16 about $5.10 range, and then between $5.00 to 5.25 on the 64 by 4 front. Then 128 by 4 which is a 512 megabyte chip, between $12 to $13.

Jason Sam:	And the 60 million, 62 million, does that assume that prices are going to stabilize in Q3 or if it drops another 15%, does that put that number at risk?

Manouch Moshayedi:	Obviously, any erosion of price puts all of our numbers at risk all of the time, but we don’t expect that in the third quarter. The third and fourth are the best quarters of the year. We don’t think we will see that much degradation of price. We think that the next time we will see the price of DRAM slide from here will be somewhere in around beginning of December timeframe.

Jason Sam:	Thank you.

Manouch Moshayedi:	Okay. Thanks.

Operator:	You have a follow-up question from Gary Mobley of B. Riley & Co.

Gary Mobley:	Actually I have a few follow-ups. What is the risk given that DRAM prices are low right now and sort of the consensus is for an increase because of the seasonal uptick in the second half of the year? What is the chances that your

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Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

OEM customers are stocking inventory of DRAM right now? Then, if DRAM prices rise maybe they pull back the reins and cut back on their orders with you?

Manouch Moshayedi:	Well, I don’t think any of our customers are stocking product because the way that we deal with them they would have absolutely no need whatsoever to stock the product themselves. We ship, for example, on one of our biggest customers, to a hub on a consignment basis and they pull it as they are building their machines and they are filling up with DRAM. So, none of our DRAM sits on the shelf as a raw module, it goes immediately into a machine and then it is shipped out.

So, we don’t see a significant inventory unless the buildup of inventory comes on the product, on the end-product front, which we have no visibility. We don’t see any of it because we have visibility at least into our DRAM inventory on their shelves and we don’t see any DRAM inventory there. So we ship it on a timely manner where they actually need to put on their lines.

Gary Mobley:	Dan, can you walk us through how you get to that 2 cent to 3 cent EPS for Q3, with $61 million in revenue at the midpoint of the guidance and assuming 17% gross margins. That would require quite a big sequential ramp in operating expenses to get down to that 2 cent to 3 cent level.

Dan Moses:	Sure. If you’re at $61 million with 17% margin, you’re going to be somewhere a little over $10 million in gross profit for Q3. And we are expecting somewhere just barely above $8.2 million of OPEX. So that is going to leave you right at 2.5 cents or 3 cents with that model, probably closer to 3 cents.

(Gary Mobley):	Okay. All right. Thanks again.

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Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Dan Moses:	Okay.

Operator:	Once again if you would like to ask a question, please press star then the number 1 on your telephone keypad. You next question comes from. Jason Crawshaw of Brait Specialized Funds.

Jason Crawshaw:	Good afternoon. A couple of quick questions here. First, Dan you mentioned a backlog number, I missed that. And can you actually give us some color on what constitutes a backlog?

Dan Moses:	Sure. The backlog number went from 6.8 million at the end of Q1 to 11 million at the end of Q2. Usually about 80% of our backlog is from our OEM customers. The Consumer Division orders are typically quick-turn orders where they order today and want it shipped today or tomorrow. Most of that is related to our OEM customers.

Jason Crawshaw:	Okay. And how long do you think you’ll take to ship that backlog?

Dan Moses:	Typically no more than a month to ship all of it out. It will be a variety. Let’s say if we have $11 million, maybe 2.5 million was Consumer, that will be shipped out within a few days and then the OEM will be shipped out maybe a quarter a week for four weeks until it is gone and new backlog will be generated.

Jason Crawshaw:	Okay. Great. Next question, as far as the retail channel, the only business you did in the quarter was Sam’s. Is that correct, or by and large for the most part?

Dan Moses:	For the most part.

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Jason Crawshaw:	If you look out into Q3 and into Q4, how much business do you plan to get out of the retail channel say in Q4. What sort of ramp should we expect out of retail?

Manouch Moshayedi:	I think we’re doing today somewhere around $3.5 million for the third quarter in the retail channel, and I think we can get it up to about the $7.5 million level in the fourth quarter.

Jason Crawshaw:	Okay. Great. Last question. You mentioned sort of a blended gross margin of maybe 18 to 18.5% by possibly Q4. What sort of revenue number do you need to see that gross margin?

Dan Moses:	It is not so much the number — well it’s a combination of things. The higher revenue number certainly is going to help us spread our manufacturing costs and increase the gross margins, also the mix of the product is also important. But I think we really are, at this point, we’re only giving guidance for Q3. But I think with a relatively good jump from the numbers we’re projecting from Q2, I think we can get there.

Jason Crawshaw:	Okay. So clearly obviously sequential growth Q3 to Q4?

Dan Moses:	Yes.

Jason Crawshaw:	Okay. All right thanks guys.

Dan Moses:	Anytime.

Operator:	At this time there no further questions. Are there any closing remarks?

SIMPLETECH

Moderator: Mitch Gellman

08-05-04/3:30 pm CT

Confirmation # 9011713

Mitch Gellman:	No, I think that will do it. I would just like to thank everybody for joining us and hope to see them on our up coming trips as well.

Operator:	This concludes today’s SimpleTech second quarter 2004 conference call. You may now disconnect.

END